ENDORSEMENT APPLICABLE TO 403(B) ARRANGEMENT TSA ROTH ELECTIVE DEFERRALS

In this Endorsement "we", "our" or "us" means AXA Equitable. Any reference to "Contract" will also include "Certificate"; and any reference to "Annuitant" will also include "Participant" for purposes of this Endorsement.

This Endorsement is designed to meet the requirements of Section 402A of the Internal Revenue Code of 1986, as amended ("Code").

The Contract is amended as follows:

SECTION ON CONTRIBUTIONS: (THE FOLLOWING IS ADDED TO THE END OF THIS SECTION)

Contributions remitted to the Contract must use the allocation method approved by us that shows the Source and the amount of each type of Contribution for each Annuitant.

If permitted by the Plan and as reported to us by the Employer, designated Roth contributions under Section 402A of the Code may be made to this Contract. These may be referred to as "Roth Elective Deferral Contributions" or "Roth Salary Reduction Contributions". Also if permitted by the Plan, and subject to our documentation requirements and procedures, we will accept (a) direct transfers of designated Roth contribution funds from another 403(b) Arrangement and (b) direct rollovers of designated Roth contribution funds from another 403(b) Arrangement or a 401(k) plan.

Separate Accounting

If Roth Elective Deferral Contributions are made, as reported to us by the Employer, we will maintain for the Annuitant a Roth Elective Deferral Contribution Account. Income, gains, losses, and any other amounts credited or charged under the Contract will be separately allocated to the Roth Elective Deferral Contribution Account on a reasonable and consistent basis. Employer contributions may not be allocated to the Roth Elective Deferral Contribution Account. The separate accounting requirement will apply from the time any Roth Elective Deferral Contribution is made and ends only when all amounts in the Roth Elective Deferral Contribution Account are completely distributed in accordance with the terms of this Contract.

If permitted by the Plan, as reported to us by the Employer, the Annuitant may elect the Source of a transaction: That is, whether a withdrawal, transfer, loan or other distribution permitted under the Plan and Contract will be made from the Roth Elective Deferral Contribution Account or from other accounts maintained for the Annuitant under this Contract.

SECTION ON DIRECT ROLLOVERS: (THE FOLLOWING IS ADDED TO THE END OF THIS SECTION)

Limits on Distributions

For purposes of Section 401(a)(31) of the Code, Roth Elective Deferral Contributions may be directly rolled over only to another plan maintaining a designated Roth contribution account or to a Roth IRA.

AXA EQUITABLE LIFE INSURANCE COMPANY

Christopher M. Condron                   Karen Field Hazin, Vice President,
Chairman and Chief Executive Officer     Secretary and Associate General Counsel

2005TSAROTH